Exhibit 23.1

KPMG LLP Suite 700 3555 Farnam Street Omaha, NE 68131-3300	Suite 1120 1248 O Street Lincoln, NE 68508-1493

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 10, 2026, with respect to the consolidated financial statements of Green Plains Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Omaha, Nebraska
June 22, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.